News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Second Quarter 2019 Financial and Operating Results

LEXINGTON, KY (August 7, 2019) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2019. For the quarter, the Partnership reported net income of $0.1 million and Adjusted EBITDA of $7.5 million, compared to a net loss of $3.0 million and Adjusted EBITDA of $4.6 million in the second quarter of 2018. Diluted net loss per common unit was $0.01 for the quarter compared to diluted net loss per common unit of $0.23 for the second quarter of 2018. Total revenues for the quarter were $65.6 million, with coal sales generating $65.1 million of the total, compared to total revenues of $54.9 million and coal revenues of $54.2 million in the second quarter of 2018. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been declared for common or subordinated units for the quarter ended June 30, 2019.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “Our positive EBITDA during the second quarter was an improvement over the first quarter despite continued adverse geological conditions at our Central Appalachia mining operations. We expect the adverse geological conditions at our Central Appalachia operations to improve during the remainder of this year. Strong prices in the coal markets, especially met coal prices, resulted in increased coal revenues year-over-year as sales tons remained relatively flat. However, cost increases due to the continued adverse geology at our Central Appalachia operations drove cost per ton upward during the second quarter of 2019 compared to last year and increases in labor costs, contract services and higher steel prices for roof support increased costs at our other operations year-over-year.

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For the remainder of 2019, we have contracted for the majority of our coal production at prices exceeding 2018 levels with our only open positions at our Central Appalachia operations for a small portion of our met and steam coal tons. We have received and responded to several customer bid proposals for 2020 business and believe we are well positioned to contract coal sales at very acceptable prices for next year and potentially beyond. Rhino implemented changes in senior mine management at our Central Appalachia and Northern Appalachia operations in the second quarter to emphasize a renewed focus on lowering costs and improving productivity at these operations. We believe these steps and renewed focus on cost controls will lead to improved financial results for the remainder of 2019.

We continued to encounter adverse mining conditions during the quarter at our Remining 3 surface mine in Central Appalachia as we encountered previous, unmapped mining works that resulted in fewer met tons produced than expected, which adversely impacted our financial results. In Northern Appalachia, while we have fully transitioned the Hopedale mine into the 7-seam reserve area of the mine, we encountered sandstone partings in a coal seam during the quarter, which resulted in higher costs than expected. We expect mining conditions and costs to improve throughout 2019 as we progress the mine into the main body of the 7-seam reserve area. The construction of the new ventilation shaft at Hopedale progressed well during the quarter and the raise-bore shaft recently broke through to the surface at the mine. We expect the construction of the new airshaft will be completed soon and it will provide improved mining conditions for the remaining life of the mine upon its completion. Our Castle Valley mine continued to perform well during the quarter with strong financial results. The Pennyrile operation continues to focus on costs and productivity as higher steel prices for roof support and increased maintenance costs during the quarter adversely impacted this mine’s operating results.

We remain committed to providing a safe working environment for our employees by keeping safety as the top priority at all of our operations. We are proud of our employees who continually promote our safety-first culture as part of our core principles.

We believe our focus on the cost control measures we have implemented and our expectation that the coal markets will remain strong will result in stronger financial results for the remainder of 2019.”

Coal Operations Update

Central Appalachia

●	Sales volume was 395,000 tons in the quarter versus 419,000 tons in the prior year and 389,000 tons in the prior quarter. The decrease in sales volume compared to the prior year was primarily due to less customer demand for steam coal from this region.
●	Coal revenues were $35.2 million, versus $28.1 million in the prior year and $30.1 million in the prior quarter. Coal revenues per ton in the quarter were $89.08 versus $67.05 in the prior year and $77.29 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $112.26 versus $98.12 in the prior year and $111.98 in the prior quarter. Steam coal revenue in the quarter was $57.89 per ton versus $49.41 in the prior year and $55.75 in the prior quarter. The increase in coal revenues and coal revenues per ton was primarily due to a mix of higher priced met coal tons sold during the second quarter of 2019 compared to the other periods.
●	Cost of operations per ton in the quarter was $82.07 versus $55.69 in the prior year and $68.37 in the prior quarter. Cost of operations per ton increased as we experienced an increase in operating costs including labor, contract services and equipment maintenance, in addition to fewer tons of coal sold during the three months ended June 30, 2019 that increased our cost of operations per ton.

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Illinois Basin

●	Sales volume was 332,000 tons, versus 347,000 tons in the prior year and 329,000 tons in the prior quarter.
●	Coal revenues were $13.1 million, versus $13.6 million in the prior year and $13.0 million in the prior quarter. Coal revenues per ton were $39.45 compared to $39.22 in the prior year and $39.49 in the prior quarter. The decrease in total coal revenues was primarily due to the decrease in tons sold from our Pennyrile mine in western Kentucky. Coal revenues per ton increased primarily due to higher contracted sale prices for tons sold during the second quarter of 2019 compared to the same period in 2018.
●	Cost of operations per ton was $41.31 versus $38.86 in the prior year and $44.17 in the prior quarter. The increase in cost of operations per ton was primarily the result of increases in labor and equipment maintenance costs during the three months ended June 30, 2019 compared to the same period in 2018.

Rhino Western

●	Sales volume was 224,000 tons versus 241,000 tons in the prior year and 238,000 tons in the prior quarter. The decrease in coal sales from the prior periods was due to a decrease in demand for tons sold from the Castle Valley operation.
●	Coal revenues were $8.4 million versus $8.6 million in the prior year and $8.7 million in the prior quarter. Coal revenues per ton in the quarter were $37.62 versus $35.86 in the prior year and $36.61 in the prior quarter. Total coal revenues per ton increased year-over-year due to higher contracted prices for coal sold from this region.
●	Cost of operations per ton was $26.32 versus $31.44 in the prior year and $30.35 in the prior quarter. The cost of operations per ton decreased during the current quarter compared to the other periods as we experienced lower operating costs during the second quarter of 2019 at the Castle Valley operation.

Northern Appalachia

●	Sales volume was 172,000 tons versus 96,000 tons in the prior year and 121,000 tons in the prior quarter as the Partnership saw an increase in demand for coal from this region compared to the prior year.
●	Coal revenues were $8.4 million versus $3.9 million in the prior year and $6.1 million in the prior quarter. Coal revenues per ton were $48.63 compared to $40.79 in the prior year and $50.19 in the prior quarter. The increase in coal revenues and coal revenues per ton was primarily due to an increase in tons sold from our Hopedale operation and higher contracted sale prices for the tons sold during the second quarter of 2019 compared to the same period in 2018.
●	Cost of operations per ton was $49.91 compared to $58.40 in the prior year and $56.60 in the prior quarter. The cost of operations per ton decreased in Northern Appalachia as more tons were sold from this region resulting in fixed costs being allocated to higher tons sold during the three months ended June 30, 2019.

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Capital Expenditures

●	Maintenance capital expenditures for the second quarter were approximately $2.0 million.
●	Expansion capital expenditures for the second quarter were approximately $0.2 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q3-Q4 2019		Year 2020		Year 2021
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$41.37	977,163	$40.02	1,320,000	$41.91	800,000
Rhino Western	$37.48	523,605	$37.98	600,000	$-	-
Central Appalachia	$83.04	631,104	$99.07	215,800	$99.07	119,925
Total	$52.75	2,131,872	$45.41	2,135,800	$49.36	919,925

Evaluating Financial Results

Rhino management uses a variety of non-GAAP financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items including provision for doubtful accounts. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

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Overview of Financial Results

Results for the three months ended June 30, 2019 included:

●	Adjusted EBITDA of $7.5 million and net income of $0.1 million compared to Adjusted EBITDA of $4.6 million and net loss of $3.0 million in the second quarter of 2018. Adjusted EBITDA was positively impacted by a gain of $6.9 million from a settlement with a third-party to maintain certain pipelines on designated permits at our Central Appalachia operation but negatively impacted by higher cost of operations discussed above.
●	Basic and diluted net loss per common unit of $0.01 compared to basic and diluted net loss per common unit of $0.23 for the second quarter of 2018.
●	Coal sales were 1.1 million tons, which was an increase of 1.9% compared to the second quarter of 2018.
●	Total revenues and coal revenues of $65.6 million and $65.1 million, respectively, compared to $54.9 million and $54.2 million, respectively, for the same period of 2018.
●	Coal revenues per ton of $57.95 compared to $49.19 for the second quarter of 2018, an increase of 17.8% as we experienced an increase in contracted sale prices across all segments during the second quarter of 2019.
●	Cost of operations of $59.8 million compared to $49.6 million for the same period of 2018 due to increases in costs at several of the operations for labor, contract services and equipment maintenance in the second quarter of 2019.
●	Cost of operations per ton of $53.20 compared to $44.97 for the second quarter of 2018, an increase of 18.3%. The increase was primarily the result of increases in cost of operations as discussed above.

Total coal revenues increased approximately 20.0% primarily due to higher contracted prices for tons sold across all segments during the second quarter of 2019. We also experienced an increase in demand for higher priced met tons from our Central Appalachia operations during the second quarter of 2019. Total cost of operations increased by 20.5% during the second quarter of 2019 primarily due to the increases in operating costs as discussed above.

Results for the six months ended June 30, 2019 included:

●	Adjusted EBITDA of $8.2 million and net loss of $7.2 million compared to Adjusted EBITDA of $9.0 million and net loss of $5.9 million in the second quarter of 2018. Adjusted EBITDA decreased period over period primarily due to the increase in net loss resulting from an increase in operating costs at several of the operations for labor, contract services and equipment maintenance during the first six months of 2019 compared to the same period in 2018.
●	Basic and diluted net loss per common unit of $0.54 compared to basic and diluted net loss per common unit of $0.45 for the second quarter of 2018.
●	Coal sales were 2.2 million tons, which was an increase of 1.2% compared to the second quarter of 2018.
●	Total revenues and coal revenues of $124.3 million and $122.9 million, respectively, compared to $109.7 million and $108.5 million, respectively, for the same period of 2018.
●	Coal revenues per ton of $55.88 compared to $49.88 for the six months ended June 30, 2018, an increase of 12.0% as we experienced an increase in contracted sale prices across all segments during the first six months of 2019.
●	Cost of operations of $114.4 million compared to $99.3 million for the same period of 2018 due to the increase in costs at several of the operations as discussed above.
●	Cost of operations per ton of $51.99 compared to $45.62 for the six months ended June 30, 2018, an increase of 14.0%. The increase was primarily the result of increases in cost of operations as discussed above.

Total coal revenues and coal revenues per ton increased year-over-year by approximately 13.3% and 12.0%, respectively, due to an increase in contracted sale prices across all segments during the first six months of 2019. Total cost of operations increased by 15.3% and the cost of production per ton increased by 14.0% during the first six months of 2019. Both increases were primarily due to an increase in costs such as labor, contract services and equipment maintenance at several segments during the six months ended June 30, 2019.

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Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended June 30, 2019, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	Second Quarter 2019	Second Quarter 2018	% Change* 2Q19/2Q18	Year to Date 2019	Year to Date 2018	% Change* 2019/2018
Central Appalachia
Coal revenues	$35.2	$28.1	25.3%	$65.2	$59.0	10.7%
Total revenues	$35.2	$28.2	25.2%	$65.6	$59.1	11.0%
Coal revenues per ton*	$89.08	$67.05	32.9%	$83.23	$67.25	23.8%
Cost of operations	$32.4	$23.3	39.0%	$59.0	$50.2	17.6%
Cost of operations per ton*	$82.07	$55.69	47.4%	$75.27	$57.25	31.5%
Tons produced	0.394	0.482	(18.3)%	0.826	0.889	(7.2)%
Tons sold	0.395	0.419	(5.7)%	0.784	0.877	(10.6)%
Northern Appalachia
Coal revenues	$8.4	$3.9	115.0%	$14.5	$7.6	90.5%
Total revenues	$8.9	$4.4	100.3%	$15.5	$8.5	80.7%
Coal revenues per ton*	$48.63	$40.79	19.2%	$49.27	$40.96	20.3%
Cost of operations	$8.6	$5.6	54.2%	$15.5	$10.7	44.2%
Cost of operations per ton*	$49.91	$58.40	(14.5)%	$52.67	$57.82	(8.9)%
Tons produced	0.166	0.081	104.9%	0.299	0.188	59.1%
Tons sold	0.172	0.096	80.4%	0.294	0.185	58.4%
Rhino Western
Coal revenues	$8.4	$8.6	(2.7)%	$17.1	$16.7	2.5%
Total revenues	$8.4	$8.6	(2.7)%	$17.1	$16.8	2.4%
Coal revenues per ton*	$37.62	$35.86	4.9%	$37.10	$35.90	3.3%
Cost of operations	$5.9	$7.6	(22.4)%	$13.1	$13.6	(3.7)%
Cost of operations per ton*	$26.32	$31.44	(16.3)%	$28.40	$29.24	(2.9)%
Tons produced	0.269	0.233	15.6%	0.518	0.503	3.0%
Tons sold	0.224	0.241	(7.3)%	0.462	0.466	(0.8)%
Illinois Basin
Coal revenues	$13.1	$13.6	(3.8)%	$26.1	$25.2	3.4%
Total revenues	$13.1	$13.6	(3.8)%	$26.1	$25.2	3.4%
Coal revenues per ton	$39.45	$39.22	0.6%	$39.47	$38.97	1.3%
Cost of operations	$13.7	$13.5	1.6%	$28.2	$25.5	10.8%
Cost of operations per ton	$41.31	$38.86	6.3%	$42.73	$39.39	8.5%
Tons produced	0.340	0.341	(0.3)%	0.676	0.648	4.5%
Tons sold	0.332	0.347	(4.4)%	0.661	0.647	2.1%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.0	$0.1	100.0%	$0.0	$0.1	100.0%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$(0.8)	$(0.4)	123.1%	$(1.4)	$(0.7)	80.2%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$65.1	$54.2	20.0%	$122.9	$108.5	13.3%
Total revenues	$65.6	$54.9	19.4%	$124.3	$109.7	13.3%
Coal revenues per ton*	$57.95	$49.19	17.8%	$55.88	$49.88	12.0%
Cost of operations	$59.8	$49.6	20.5%	$114.4	$99.3	15.3%
Cost of operations per ton*	$53.20	$44.97	18.3%	$51.99	$45.62	14.0%
Tons produced	1.169	1.137	2.8%	2.319	2.228	4.1%
Tons sold	1.123	1.103	1.9%	2.201	2.175	1.2%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and costs of operations per ton are not presented for the Other category.

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Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Second Quarter 2019	Second Quarter 2018	% Change* 2Q19 / 2Q18	Year to Date 2019	Year to Date 2018	% Change* 2019 / 2018
Met coal tons sold	226.6	151.6	49.4%	375.7	364.2	3.2%
Steam coal tons sold	168.4	267.2	(37.0)%	408.6	513.0	(20.4)%
Total tons sold	395.0	418.8	(5.7)%	784.3	877.2	(10.6)%

Met coal revenue	$25,437	$14,878	71.0%	$42,135	$34,129	23.5%
Steam coal revenue	$9,749	$13,199	(26.1)%	$23,138	$24,861	(6.9)%
Total coal revenue	$35,186	$28,077	25.3%	$65,273	$58,990	10.7%

Met coal revenues per ton	$112.26	$98.12	14.4%	$112.15	$93.72	19.7%
Steam coal revenues per ton	$57.89	$49.41	17.2%	$56.63	$48.46	16.9%
Total coal revenues per ton	$89.08	$67.05	32.9%	$83.23	$67.25	23.8%

Met coal tons produced	118.8	124.0	(4.2)%	241.3	250.5	(3.7)%
Steam coal tons produced	275.4	358.2	(23.1)%	584.2	639.1	(8.6)%
Total tons produced	394.2	482.2	(18.3)%	825.5	889.6	(7.2)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Second Quarter 2019 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	June 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,592	$6,172
Accounts receivable, net of allowance for doubtful accounts ($-0- and $0.7 million as of June 30, 2019 and December 31, 2018, respectively.)	22,595	15,126
Receivable-other	7,000	-
Inventories	11,747	6,573
Advance royalties, current portion	1,118	548
Investment in available for sale securities	-	1,872
Prepaid expenses and other	3,698	2,766
Total current assets	47,750	33,057
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	452,998	450,888
Less accumulated depreciation, depletion and amortization	(287,855)	(277,029)
Net property, plant and equipment	165,143	173,859
Operating lease right-of-use assets (net)	12,759	-
Advance royalties, net of current portion	7,973	8,026
Deposits - Workers’ Compensation and Surety Programs	7,943	8,266
Other non-current assets	25,123	25,410
TOTAL	$266,691	$248,618
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,439	$14,185
Accrued expenses and other	11,994	10,107
Accrued preferred distributions	600	3,210
Current portion of operating lease liabilities	3,211	-
Current portion of long-term debt	5,036	2,174
Current portion of asset retirement obligations	465	465
Total current liabilities	47,745	30,141
NON-CURRENT LIABILITIES:
Long-term debt, net	20,705	22,458
Asset retirement obligations, net of current portion	18,646	18,084
Operating lease liabilities, net of current portion	9,181	-
Other non-current liabilities	41,746	41,500
Total non-current liabilities	90,278	82,042
Total liabilities	138,023	112,183
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	107,770	115,505
General partner	8,760	8,792
Preferred partners	15,000	15,000
Investment in Royal common stock	(4,126)	(4,126)
Common unit warrants	1,264	1,264
Total partners’ capital	128,668	136,435
TOTAL	$266,691	$248,618

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUES:
Coal sales	$65,092	$54,245	$122,955	$108,517
Other revenues	496	678	1,371	1,206
Total revenues	65,588	54,923	124,326	109,723
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	59,756	49,592	114,403	99,245
Freight and handling costs	1,778	1,472	2,933	2,376
Depreciation, depletion and amortization	5,616	5,677	11,166	11,104
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	3,475	2,800	6,217	5,496
Loss/(gain) on sale/disposal of assets, net	(6,884)	(3,496)	(6,662)	(6,434)
Total costs and expenses	63,741	56,045	128,057	111,787
INCOME/(LOSS) FROM OPERATIONS	1,847	(1,122)	(3,731)	(2,064)
INTEREST AND OTHER (EXPENSE)/INCOME:
Interest expense and other	(1,735)	(1,913)	(3,436)	(3,798)
Interest income and other	-	-		6
Total interest and other (expense)	(1,735)	(1,913)	(3,436)	(3,792)
INCOME/(LOSS) BEFORE INCOME TAXES	112	(3,035)	(7,167)	(5,856)
INCOME TAXES	-	-
NET INCOME/(LOSS)	$112	$(3,035)	$(7,167)	$(5,856)

General partner’s interest in net (loss)	$(1)	$(14)	$(32)	$(27)
Common unitholders’ interest in net (loss)	$(172)	$(3,061)	$(7,114)	$(5,917)
Subordinated unitholders’ interest in net (loss)	$(15)	$(269)	$(621)	$(521)
Preferred unitholders’ interest in net income	$300	$309	$600	$609
Net (loss)/income per limited partner unit, basic:
Common units	$(0.01)	$(0.23)	$(0.54)	$(0.45)
Subordinated units	$(0.01)	$(0.23)	$(0.54)	$(0.45)
Preferred units	$0.20	$0.21	$0.40	$0.41
Net (loss)/income per limited partner unit, diluted:
Common units	$(0.01)	$(0.23)	$(0.54)	$(0.45)
Subordinated units	$(0.01)	$(0.23)	$(0.54)	$(0.45)
Preferred units	$0.20	$0.21	$0.40	$0.41

Weighted average number of limited partner units outstanding, basic:
Common units	13,098	13,055	13,098	13,009
Subordinated units	1,143	1,146	1,144	1,146
Preferred units	1,500	1,500	1,500	1,500
Weighted average number of limited partner units outstanding, diluted:
Common units	13,098	13,055	13,098	13,009
Subordinated units	1,143	1,146	1,144	1,146
Preferred units	1,500	1,500	1,500	1,500

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Second Quarter 2019	Second Quarter 2018	Year to Date 2019	Year to Date 2018
Net income/(loss)	$0.1	$(3.0)	$(7.2)	(5.9)
Plus:
Depreciation, depletion and amortization (DD&A)	5.6	5.7	11.2	11.1
Interest expense	1.7	1.9	3.4	3.8
EBITDA	7.4	4.6	7.4	9.0
Plus: Loss from sale of non-core asset (1)	0.1	-	0.8	-
Adjusted EBITDA	$7.5	$4.6	$8.2	9.0

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(in millions)
Net cash (used in) / provided by operating activities	$(1.7)	$(1.7)	$(1.2)	$6.6
Plus:
Increase in net operating assets	2.2	1.9	1.7	-
Gain on sale of assets	6.9	3.5	6.6	6.4
Interest expense	1.7	1.9	3.4	3.8
Decrease in deferred revenue	-	0.2	-	0.2
Less:
Decrease in net operating assets	-	-		5.7
Amortization of advance royalties	0.6	0.2	1.0	0.4
Amortization of debt discount	0.1	0.1	0.2	0.2
Amortization of debt issuance costs	0.6	0.4	1.1	0.8
Loss on retirement of advance royalties	0.1	-	0.2	0.1
Equity based compensation	-	0.2	-	0.2
Accretion on asset retirement obligations	0.3	0.3	0.6	0.6
EBITDA†	7.4	4.6	7.4	9.0
Plus: Loss from sale of non-core assets (1)	0.1	-	0.8	-
Adjusted EBITDA†	$7.5	$4.6	$8.2	$9.0

(1) During the three and six months ended June 30, 2019, we sold parcels of land owned in western Colorado for proceeds less than our carrying value of the land that resulted in a losses of approximately $0.1 million and $0.8 million, respectively. This land is a non-core asset that we chose to monetize despite the loss incurred. We believe that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how we assess the performance of our business. We believe the adjustment of this item provides investors with additional information that they can utilize in evaluating our performance. Additionally, we believe the isolation of this item provides investors with enhanced comparability to prior and future periods of our operating results.

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